SHARED SERVICES AGREEMENT

THIS SHARED SERVICES AGREEMENT (the "Agreement") is effective as of December 31, 2010 (the "Effective Date"), among New Concept Energy, Inc., a Nevada corporation ("NCE"), American Realty Investors, Inc., a Nevada corporation ("ARL"), Transcontinental Realty Investors, Inc., a Nevada corporation ("TCI") and Income Opportunity Realty Investors, Inc., a Nevada corporation ("IOT"), joined by Gene S. Bertcher, an individual ("Bertcher").

WITNESSETH:

WHEREAS, each of NCE, ARL, TCI and IOT has a class of equity securities registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which are also listed and traded, as to NCE and IOT on the American Stock Exchange, LLC (the "AMEX") and as to ARL and TCI are also listed and traded on the New York Stock Exchange, Inc. (the "NYSE") and each has certain common requirements for accounting and reporting services in connection with the preparation of reports and information for filing with the Securities and Exchange Commission (the "SEC") and the NYSE and AMEX;

WHEREAS, NCE has as its principal executive officer and chief financial officer Bertcher who along with other personnel of NCE provides certain administrative services to other entities including accounting and administrative services which have engaged NCE to render and perform such functions to assist in the operation and administration of certain aspects of those entities businesses, including accounting and reporting services and NCE is willing to enter into a limited arrangement with each of ARL, TCI and IOT to provide certain of such services on a direct engagement basis upon the terms and conditions set forth herein;

WHEREAS, NCE by virtue of its activities has a lesser need for office space than it has in the past as NCE is in the process of redirecting certain of its operational efforts at other levels through its subsidiaries and other lines of business located in other areas, but the contractual advisor to each of ARL, TCI and IOT may have the availability of office space which would be satisfactory for NCE's needs thereby relieving NCE of certain other expenses;

WHEREAS, during the past 30 months, Bertcher has, in addition to his duties as the principal executive officer of NCE, served as an executive officer and principal financial officer of each of ARL, TCI and IOT and each of such entities would hope that such arrangement might continue;

WHEREAS, all of the parties to this Agreement seek to provide a method for a fair sharing of the payment of operational expenses including aggregate compensation to Bertcher for the various services to be shared pursuant to this Agreement and although many different forms of cost sharing have been considered by the parties hereto, the parties hereto have concluded that the payments or reimbursements described herein are as fair to each of the parties as currently possible based upon past experience recognizing that to the extent this arrangement continues in the future, adjustments may need to be made and shall be the subject of an annual review to determine whether any adjustments need to be made.

ACCORDINGLY, for and in consideration of the foregoing premises, the mutual promises and covenants herein made, and for other good and valuable consideration specified herein and otherwise, the receipt, sufficiency and adequacy of which are hereby acknowledged by the parties hereto, the parties hereto do hereby agree as follows:

1. Adoption of Recitals. The parties hereto do hereby adopt and confirm the foregoing recitals in the same manner as if fully recopied herein.

2. Definitions; Same Terms. As used in this Agreement, the following terms when used in this Agreement shall have the meanings ascribed below:

(a) "Affiliate" shall have the same meaning as set forth in paragraph 1(a) of the Advisory Agreement, which shall be and mean:

(i) any Person directly or indirectly owning, controlling or holding with power to vote, five percent (5%) or more of the outstanding voting securities of such other Person;

(ii) any Person five percent (5%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with the power to vote, by such other Person;

(iii) any Person directly or indirectly controlling, controlled by, or under common control with such other Person; or

(iv) any officer, director, partner, co-partner, manager or employee of such other Person.

(b) "Affiliate Agreement" shall be and mean any agreement, understanding or binding arrangement among or involving any of the signatories hereto and any of its respective Affiliates.

(c) "Business Day" shall be and mean any day on which national banks are open for regular business in Dallas County, Texas but shall not include any Saturday, Sunday or national holiday.

(d) "Code" shall be and mean the Internal Revenue Code of 1986, as amended.

(e) "Exchange Act" or "1934 Act" shall be and mean the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.

(f) "Governing Instruments" shall be and mean the articles or certificate of incorporation or organization or other charter, as the case may be, and the bylaws

or regulations or operating agreement or company agreement or partnership agreement of the Person.

(g) "Person" shall mean and include individuals, corporations, limited partnerships, general partnerships, joint stock companies or associations, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts, limited liability companies or other entities and governments and agencies and political subdivisions thereof.

(h) "SEC" shall be and mean the Securities and Exchange Commission.

(i) "Securities Act" or "1933 Act" shall be and mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

3. Engagement, Appointment and Duties. Each of ARL, TCI and IOT hereby engages NCE (through Bertcher) to assist each of ARL, TCI and IOT and each of their respective subsidiaries and affiliates (collectively the "Entities") by rendering accounting and selected administrative services to the Entities in the manner hereinafter set forth, subject to and upon the terms and conditions set forth in this Agreement. NCE hereby accepts such appointment and engagement as described herein. NCE (through Bertcher) shall provide for the Entities all accounting and related administrative services necessary to track and account for orderly operation of the assets and business of the Entities, subject at all times to the policy and control of each respective governing body on behalf of each of the Entities. NCE (through Bertcher) shall also assist the in the collection of information, preliminary preparation of reports and other documents necessary to assist from an accounting standpoint in the satisfaction of the reporting and other requirements of the officers and governing body of each of the Entities to any governmental bodies or agencies, including but not limited to the SEC, and including but not limited to the initial preparation of all informational reports required to be filed with the assistance and supervision of counsel and the officers of each of the Entities, and NCE shall cause to be done all things necessary to ensure NCE's continued ability to render the services contemplated, including providing, if necessary, office space and personnel necessary for the performance of the foregoing services, all at its own expense except as otherwise expressly provided for herein. In addition, at the request of the principal executive officer of any of the Entities, NCE shall make itself and Bertcher available to consult with the officers and directors of any of the Entities and administrative staff of any of the Entities and shall include all accounting and bookkeeping services, preparation of financial statements, and systematic services the same as such services have been provided in the past and allowing NCE personnel to utilize office space of any of the Entities; provided, however, that the services provided by NCE hereunder shall not prevent NCE in any manner or character from rendering similar or other services to any other "Person" (as defined above), regardless of whether such service would conflict with the provisions of this Agreement. NCE shall at all times be, and continue to be, and independent contractor and not an employee of any of the Entities, and accordingly, NCE may render such services at such time, in and from such places and on such other bases as NCE and Bertcher shall reasonably determine except as otherwise mutually agreed in writing. NCE and Bertcher shall not be unreasonably required to be at any particular place at any particular appointed hours or to render services from any particular place designated by any of the Entities, it being understood that the services to be provided hereunder may be provided in Dallas County, Texas or at the present principal executive offices of

NCE or at such other location as may be mutually acceptable to NCE, except as otherwise mutually agreed in writing, and within such parameters, NCE shall use its best lawful efforts to render such services to the Entities described herein as requested from time to time and to advance the interests of the Entities. In carrying out its obligations under this paragraph 3, NCE shall:

(a) obtain and evaluate pertinent information about the significant developments and economics, statistical and financial data, domestic, foreign or otherwise, affecting the industry in which the Entities compete, the economy generally, and the assets of the Entities; and

(b) provide accounting services in a consistent, professional manner in compliance with the rules and regulations of any regulatory authority governing the Entities and prepare a regular operating statement itemizing receipts, expenses, operating costs and net profits or losses for the preceding period and submit same to the governing body on or before the twentieth (25th) day of the next succeeding month; and

(c) the books and records of the Entities may be maintained by NCE in accordance with established accounting practices under GAAP, US; and

(d) cause the preliminary preparation of reports for filing with any and all regulatory authorities in the name of the Entities; and

(e) maintain purchase and sale records to provide an accurate reflection of the Entities' acquisitions and sales in an orderly manner; and

(f) regularly report to the principal executive officer of the Entities and the governing body of each of the Entities.

In carrying out its obligations under this Agreement, NCE shall at all times conform to any applicable provisions of state and federal laws.

4. No Partnership; No Fiduciary Obligations. If requested by NCE (through Bertcher) shall also maintain any necessary asset records for the Entities (but limited to NCE's level of expertise and authority granted by the Entities). Subject to the provisions of this Agreement, NCE (through Bertcher) is hereby authorized to do all things it deems reasonably necessary or appropriate to carry out the terms and purposes of this Agreement. All discretionary authority regarding the subject matter of this Agreement shall be reserved to the governing body of the Entities. In carrying out its duties under this Agreement, NCE shall not be deemed to be a fiduciary to any of the Entities or their respective officers or directors, but all material belonging to any of the Entities in the possession of NCE shall be deemed confidential and subject to the information requirements under the Exchange Act concerning premature disclosure of information.

5. Term and Termination. The initial term of this Agreement shall be for one (1) year from the Effective Date of this Agreement and shall continue on a year-to-year basis but may be terminated at any time by either party providing at least sixty (60) calendar days' written notice to

the other party hereunder. Any notice given which is given on a day other than the last day of a month shall be deemed to be given on the last day of the month in which given, and the sixty (60) calendar-day period will conclude on the last day of a month. Upon notification of termination by either party, NCE shall continue to process all matters and administer the accounting of the Entities up to the date of termination and shall, upon request within thirty (30) calendar days after the date of termination, prepare and deliver to each of the Entities a final and complete accounting and report of all financial and other activities of NCE on behalf of each of the Entities to the date of termination, and in any event, upon termination, NCE will deliver to the designated representative of each of the Entities all books and records relating to the Entities. Upon termination, NCE shall retain all of its equipment, hardware, computer systems, programs or other material which it utilized in connection with the performance of its services hereunder, and none of the Entities shall have no entitlement thereto or therein.

6. Compensation of NCE. As full and complete compensation for its services under the terms of this Agreement. Each of ARL, TCI and IOT (on the basis of one-third each) shall reimburse NCE for 50% of the gross compensation paid from time-to-time to Bertcher and all related payroll expenses such as disability and life insurance, health insurance and similar matters and the Entities shall arrange for appropriate office space for Bertcher and other NCE personnel at a convenient location to NCE and Bertcher and allow the use of certain administrative services such as space on the appropriate computer server, use of copiers, telephone service and related office matters all at no charge to NCE.

7. Effective Date; Effective Notice of Termination. The Effective Date of this Agreement shall be as of the opening of business on January 1, 2011. The power of termination provided for in paragraph 5 above, when exercised as therein provided, shall only be effective upon delivery to the other party of a notice in writing of such exercise, signed on behalf of the terminating party by its duly authorized representative and shall only be effective upon actual receipt thereof.

8. Limitation of Liability. With regard to the services to be performed by NCE pursuant to the terms of this Agreement, NCE shall not be liable to any of the Entities or anyone who may claim any right due to this relationship with any of ARL, TCI or IOT for any acts or omissions in the performance of said services on the part of NCE or Bertcher or on the part of the agents or employees of NCE except where such acts or omissions are due to the willful misconduct or gross negligence of NCE. Each of ARL, TCI and IOT, severally shall, and hereby agrees to, save, indemnify and hold NCE and Bertcher harmless from and against any and all demands, claims, actions, causes of action, assessments, damages, losses, liabilities, costs and expenses (including without limitation reasonable attorneys' fees and costs) in connection with, related to or growing out of the services rendered by NCE and Bertcher or to be rendered to the Entities pursuant to the terms of this Agreement or in any way connected with the rendering of said services or NCE's affiliation with the Entities except where same arises due to the willful misconduct or gross negligence of NCE or Bertcher, and NCE is finally adjudicated to be guilty of willful misconduct or gross negligence by a court of competent jurisdiction.

9. Suspension of Agreement. This Agreement may only be terminated as expressly provided in this Agreement. If the Entities nonetheless purports to suspend this Agreement or any of the terms hereof, the Entities shall continue to pay and provide all sums and benefits to NCE

hereunder until and unless a final adjudication has been rendered on the matter in question by a court of competent jurisdiction. Neither NCE nor Bertcher shall be required to mitigate damages. However, in the event any payment required hereunder has not been made to NCE within ten (10) calendar days of the date due, NCE may suspend the performance of its services hereunder until such time as payment is made to NCE.

10. Miscellaneous. The following provisions form a part of this Agreement:

(a) Amendments. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by written agreement among the parties hereto.

(b) Headings. The headings of sections or paragraphs of this Agreement are inserted for convenience of reference only and shall not be deemed to constitute a part of this Agreement.

(c) Binding Effect. All terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the heirs, legal representatives, successors and assigns of the parties, whenever applicable to such party.

(d) Notices. Any notice or other communication required or permitted to be given by this Agreement or any other document or instrument referred to herein or executed in connection herewith must be given in writing (which may be by telecopy, facsimile transmission or telex, followed by mail or personal delivery) and must be personally delivered or mailed by prepaid, certified or registered mail, to the party to whom such notice or communication is directed at the address of such party set forth opposite its name on the signature lines to this Agreement. Subject to the other provisions of this Agreement, any party may changes its address (or redesignate the person to whom such notice shall be delivered) for purposes of this Agreement by giving notice of such change to all other parties pursuant to this paragraph.

(e) Contents of Agreement; Parties-in-Interest; Assignment. This Agreement sets forth the entire understanding of the parties with respect to the matters contemplated hereby and any previous agreements or understandings between the parties regarding the subject matter hereof are merged into and superseded by this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. NCE may assign, transfer, convey, mortgage, hypothecate, pledge or otherwise encumber the compensation or other benefits payable to it and any right which NCE may have under the provisions of this Agreement. This Agreement may and shall be assigned and transferred to and shall be binding upon and inure to the benefit of any successors of any of ARL, TCI or IOT or the Entities, and any such successors shall be deemed substituted for all purposes under the terms of this Agreement. As used in this Agreement, the term "successor" shall mean any Person which, at any time, whether by merger, purchase or otherwise, acquires all or essentially all of the assets or business of any of the

parties. Notwithstanding such assignment, each of ARL, TCI and IOT shall remain with such successor jointly and severally liable for all of its obligations hereunder.

(f) Waiver. A waiver by either party of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future or any subsequent breach thereof.

(g) Governing Law and Enforcement. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas, the state in which it was negotiated, executed and delivered. Should any clause, sentence, section or paragraph of this Agreement be judicially or administratively declared invalid, unenforceable or void under the laws of the State of Texas, or the United States of America, or any agency or subdivision thereof, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement and the parties hereto agree that the part or parts of this Agreement so held to be invalid, unenforceable or void shall be deemed to have been deleted herefrom and the remainder shall have the same force and effect as if such part or parts had never been included herein. In the event any party hereto shall fail to perform any of its obligations under this Agreement, such party hereby agrees to pay all reasonable expenses, including reasonable attorneys' fees, which may be incurred by any party hereto which is successful in enforcing this Agreement, whether or not any suit or legal proceedings shall be brought.

(h) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original for all purposes and all of which shall constitute one and the same instrument, and it shall not be necessary for the proof of this Agreement that any party produces or accounts for more than one such counterpart.

(i) Authorization. This Agreement is executed for and on behalf of ERC and GBR by their duly authorized officers who have been so authorized to do so by a resolution of the Board of Directors or Manager(s) or governing body approving this Agreement and authorizing such execution.

(j) Facsimile; Electronic Transmission. This Agreement may be transmitted by facsimile or electronic transmission, and it is the intent of the Parties for the facsimile of an autograph reproduced by a receiving facsimile machine or computer to be an original signature, and for the facsimile and any complete photocopy of this Agreement to be deemed an original counterpart.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date and year first above written, but effective as of the Effective Date set forth above.

ADDRESSES, TELEPHONE NOS., FACSIMILE NOS. AND EMAIL ADDRESSES FOR NOTICES

1603 LBJ Freeway
Suite 300
Dallas, TX 75234
469-522-4238 (Telephone)
469-522-4240 (Facsimile)
GBertcher@newconceptenergy.com (email)

NEW CONCEPT ENERGY, INC., a Nevada corporation

By: [signature]
Gene S. Bertcher, President

1603 LBJ Freeway
Suite 800
Dallas, TX 75234
469-522-4527 (Telephone)
469-522-4489 (Facsimile)
Danny.Moos@pillarincome.com (email)

AMERICAN REALTY INVESTORS, INC., a Nevada corporation

By: [signature]
Daniel J. Moos, President

1603 LBJ Freeway
Suite 800
Dallas, TX 75234
469-522-4527 (Telephone)
469-522-4489 (Facsimile)
Danny.Moos@pillarincome.com (email)

TRANSCONTINENTAL REALTY INVESTORS, INC., a Nevada corporation

By: [signature]
Daniel J. Moos, President

1603 LBJ Freeway
Suite 800
Dallas, TX 75234
469-522-4527 (Telephone)
469-522-4489 (Facsimile)
Danny.Moos@pillarincome.com (email)

INCOME OPPORTUNITY REALTY INVESTORS, INC., a Nevada corporation

By: [signature]
Daniel J. Moos, President

The undersigned hereby joins in the execution of this Agreement to reflect his concurrence with the matters stated therein relating to the undersigned.

Gene S. Bertcher, individually